Free Writing Prospectus

Dated July 23, 2024

Filed Pursuant to Rule 433(d)

Registration No. 333-260819

Registration No. 333-260819-12

***PRICING DETAILS*** $1.4bln CarMax Auto Owner Trust 2024-3 (CARMX 2024-3)

Joint Bookrunners: J.P. Morgan (struc), Mizuho, RBC and TD

Co-Managers : CIBC World Markets Inc., Scotiabank and Wells Fargo

D&I Co-Managers : Drexel Hamilton and R. Seelaus & Co.

CL	AMT($MM)	WAL	S&P/MDY	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD%	CPN%	$PX
A-1	265.160	0.26	A-1+/P-1	1-7	02/25	08/25	I-Curve	+13	5.440	5.440	100.00000
A-2a	249.200	1.15	AAA/Aaa	7-22	05/26	09/27	I-Curve	+47	5.270	5.21	99.99686
A-2b*	249.200	1.15	AAA/Aaa	7-22	05/26	09/27	SOFR30A	+47	100.00000
A-3	498.400	2.70	AAA/Aaa	22-46	05/28	07/29	I-Curve	+62	4.942	4.89	99.99549
A-4	85.000	3.87	AAA/Aaa	46-47	06/28	01/30	I-Curve	+69	4.903	4.85	99.98734
B	17.680	3.88	AA+/Aa2	47-47	06/28	02/30	I-Curve	+93	5.143	5.08	99.96953
C	17.680	3.88	AA-/A2	47-47	06/28	03/30	I-Curve	+113	5.343	5.28	99.98458
D	17.680	3.88	A+/Baa1	47-47	06/28	01/31	I-Curve	+153	5.743	5.67	99.98129

*	Class A-2b benchmark is SOFR30A
**	This represents the first CARMX transaction with higher overall credit quality, reflected in a min FICO of 650 and WA FICO of 757

Expected Settle : 07/30/24	Registration : SEC Registered
First Pay Date : 08/15/24	ERISA Eligible : Yes
Expected Ratings : S&P, Moody's	Px Speed : 1.30% ABS to 10% Clean-Up Call
Ticker : CARMX 2024-3	Min Denoms : $5k x $1k
Bill & Deliver : J.P. Morgan
Expected Pricing : PRICED	Available Information:
CUSIPs : A-1 14319GAA9 *	Prelim Prospectus : Attached
A-2a 14319GAB7 *	Ratings FWP : Attached
A-2b 14319GAC5 *	IntexNet/CDI : Separate Message
A-3 14319GAD3
A-4 14319GAE1
B 14319GAF8
C 14319GAG6
D 14319GAH4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.